Exhibit 99.1

Immunovant to Merge with Health Sciences Acquisitions Corporation,

Creating New Publicly Listed FcRn-Focused Company

-	Top shareholders of Immunovant post-closing to include Roivant Sciences and blue-chip biotech investors, including RTW Investments, BVF Partners, Adage Capital Management, Cormorant Asset Management, Eventide Asset Management, and Perceptive Advisors
-	Immunovant is developing IMVT-1401, a fully human antibody to FcRn that delivered a mean IgG reduction of nearly 80% in a Phase 1 study of healthy volunteers receiving 4 weekly 680 mg subcutaneous injections
-	Immunovant is expected to have more than $100 million at closing to fund development of IMVT-1401 into 2H 2021
-	Top-line data from ongoing Phase 2a trial in Graves’ ophthalmopathy expected by Q1 2020
-	Top-line data from ongoing Phase 2a trial in myasthenia gravis expected by Q2 2020

NEW YORK and LONDON, October 2, 2019 /PRNewswire/ – Health Sciences Acquisitions Corporation (“HSAC,” NASDAQ: HSAC), a special purpose acquisition company sponsored by RTW Investments, and Immunovant Sciences Ltd. (“Immunovant”), a clinical-stage biopharmaceutical company focused on enabling normal lives for patients with autoimmune diseases, today announced that they have entered into a definitive share exchange agreement (“SEA”). HSAC will acquire 100% of the issued and outstanding shares in Immunovant. Upon closing, the combined company will be called Immunovant, Inc.

“We are thrilled to have the opportunity to partner with the team at Immunovant. We believe IMVT-1401 is a uniquely compelling asset within the FcRn drug class, which we expect will become a cornerstone therapy for treating many auto-antibody driven diseases,” said Roderick T. Wong, M.D., President, Chief Executive Officer and Chairman of HSAC and Managing Partner and Chief Investment Officer of RTW Investments.

In addition to the merger described above, Immunovant also announced today that it completed a $35 million private bridge financing with RTW Investments, BVF Partners, and Roivant Sciences Ltd. (“Roivant”). The notes issued in this financing will convert into common shares of Immunovant immediately prior to the closing of the business combination.

The combined company is expected to have more than $100 million at closing and will be led by Immunovant’s experienced management team, headed by Chief Executive Officer Pete Salzmann, M.D. HSAC has received written commitments from certain HSAC shareholders to vote in favor of the transaction and to not redeem their shares, which, in aggregate, more than satisfies the minimum cash closing condition set forth in the SEA. Current HSAC shareholders supporting the transaction include RTW Investments, Adage Capital Management, Cormorant Asset Management, Eventide Asset Management, and Perceptive Advisors.

“I am proud of the many milestones delivered by the Immunovant team this year, including completion of a comprehensive Phase 1 program demonstrating robust IgG reductions with simple subcutaneous injections and initiation of a broad Phase 2 program with both first-in-class and best-in-class potential in multiple diseases with high unmet patient need. We believe the potency of IMVT-1401 and the ability to administer IMVT-1401 as a simple subcutaneous injection represent important potentially differentiating features of this product candidate. Today’s financing transaction will allow us to continue to pursue our vision of enabling normal lives for patients with autoimmune diseases,” said Pete Salzmann, M.D., Chief Executive Officer of Immunovant.

Immunovant is developing IMVT-1401, a fully human anti-FcRn monoclonal antibody with the potential to treat IgG-mediated autoimmune diseases. IMVT-1401 is the result of a multi-year research program by Immunovant’s partner, HanAll Biopharma, to engineer a highly potent anti-FcRn antibody specifically optimized for subcutaneous injection with a small gauge needle. In a Phase 1 study of healthy volunteers receiving 4 weekly subcutaneous injections, IMVT-1401 delivered a mean IgG reduction of 63% at a dose of 340 mg and a mean IgG reduction of 78% at a dose of 680 mg.

Proceeds from this transaction are expected to finance Phase 2 development of IMVT-1401 in three indications. IMVT-1401 is currently being tested in a Phase 2a trial for Graves’ ophthalmopathy (potentially a first-in-class anti-FcRn), with top-line data expected by Q1 2020, and in a Phase 2a trial for myasthenia gravis, with top-line data expected by Q2 2020. Immunovant plans to file an IND for a third indication, warm autoimmune hemolytic anemia, later this year. The company also intends to pursue additional indications in the future.

A corporate presentation describing Immunovant's development plans can be found at www.immunovant.com.

Summary of Transaction

On September 29, 2019, HSAC entered into the SEA with Immunovant and its shareholders, including Roivant. Upon the closing of the transactions contemplated in the SEA, HSAC will acquire all of the shares of Immunovant for the consideration described below, and Immunovant will become a wholly owned subsidiary of HSAC.

Upon the closing of the transactions, the current Immunovant shareholders will sell to HSAC, and HSAC will purchase from the current Immunovant shareholders, all of the issued and outstanding Immunovant shares, and HSAC will issue (or reserve for issuance upon the exercise of options) approximately 43 million HSAC shares to the current Immunovant shareholders. The aggregate value of the consideration to be paid by HSAC in the business combination is $395 million, before giving effect to Immunovant’s bridge financing.

Assuming no redemption from HSAC shareholders, it is estimated that the current security holders of Immunovant will own approximately 77% of the combined company.

Immunovant shareholders may, subject to the terms of the SEA, receive up to an additional 20 million HSAC shares (the “Earnout Shares”): 10 million shares if the share price exceeds $17.50 by March 31, 2023 and an additional 10 million shares if the share price exceeds $31.50 by March 31, 2025.

In connection with the transactions, HSAC’s sponsor has agreed to cancel all 10 million of its private warrants. Furthermore, subject to terms of the SEA, 1.8 million of the sponsor’s founder shares will be cancelled unless HSAC’s common stock exceeds certain stock prices on substantially identical terms and conditions as the Earnout Shares.

The description of the transaction contained herein is only a high-level summary and is qualified in its entirety by reference to the definitive agreement relating to the transaction. A copy of the definitive agreement, this press release and a corporate presentation will be filed today by HSAC with the Securities and Exchange Commission (the “SEC”) as exhibits to a Current Report on Form 8-K, which can be accessed through the SEC’s website at www.sec.gov.

Chardan is acting as HSAC's M&A and capital markets advisor. Leerink is acting as financial advisor to Immunovant. Loeb & Loeb LLP is representing HSAC. Cooley LLP is representing Immunovant.

About Immunovant

Immunovant, a member of the Roivant family of companies, is a clinical-stage biopharmaceutical company focused on enabling normal lives for patients with autoimmune diseases. Immunovant is developing IMVT-1401, a novel, fully human anti-FcRn monoclonal antibody, as a subcutaneous injection for the treatment of autoimmune diseases mediated by pathogenic IgG antibodies. For further information about Immunovant, please visit www.immunovant.com.

About Roivant

Roivant Sciences aims to improve health by rapidly delivering innovative medicines and technologies to patients. Roivant does this by building Vants – nimble, entrepreneurial biotech, and healthcare technology companies with a unique approach to sourcing talent, aligning incentives, and deploying technology to drive greater efficiency in R&D and commercialization. For further information about Roivant, please visit www.roivant.com.

About Health Sciences Acquisitions Corporation

HSAC is a Delaware company established for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. On May 14, 2019, HSAC raised $115 million to achieve this goal. As of June 30, 2019, there was approximately $115.3 million in HSAC’s trust account. HSAC is sponsored by RTW Investments.

About RTW Investments

RTW Investments, LP (“RTW”) is a New York-based investment firm that focuses on identifying transformational and disruptive innovations in biopharmaceutical and medical technologies. As a leading partner of industry and academia, RTW utilizes deep scientific expertise and a rigorous and comprehensive process to support emerging medical therapies. For further information about RTW, please visit www.rtwfunds.com.

Important Notice Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, both as amended. Statements that are not historical facts, including statements about the pending business combination between HSAC and the stockholders of Immunovant and the transactions contemplated thereby, and the parties’ perspectives and expectations, are forward-looking statements. Such statements include, but are not limited to, statements regarding the proposed transaction, including the anticipated initial enterprise value, cash available at closing, the anticipated use of the combined company’s cash and cash equivalents, initiation, timing, progress, and reporting of results of Immunovant’s development programs, the potential benefits of Immunovant’s product candidates, the benefits of the proposed transaction, integration plans, anticipated future financial and operating performance and results, including estimates for growth, the expected management and governance of the combined company, and the expected timing of the transactions. The words “expect,” “believe,” “estimate,” “intend,” “plan” and similar expressions indicate forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to various risks and uncertainties, assumptions (including assumptions about general economic, market, industry and operational factors), known or unknown, which could cause the actual results to vary materially from those indicated or anticipated.

Such risks and uncertainties include, but are not limited to: (i) risks related to the expected timing and likelihood of completion of the pending transaction, including the risk that the transaction may not close due to one or more closing conditions to the transaction not being satisfied or waived, such as regulatory approvals not being obtained, on a timely basis or otherwise, or that a governmental entity prohibited, delayed or refused to grant approval for the consummation of the transaction or required certain conditions, limitations or restrictions in connection with such approvals; (ii) risks related to the ability of HSAC and Immunovant to successfully integrate the businesses; (iii) the occurrence of any event, change or other circumstances that could give rise to the termination of the applicable transaction agreements; (iv) the risk that there may be a material adverse change with respect to the financial position, performance, operations or prospects of Immunovant or HSAC; (v) risks related to disruption of management time from ongoing business operations due to the proposed transaction; (vi) the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of HSAC’s common stock; (vii) risks associated with the financing of the proposed transaction; and (viii) risks related to the timing, cost and results of Immunovant’s clinical trials and regulatory submissions. A further list and description of risks and uncertainties can be found in HSAC’s Registration Statement filed on Form S-1 filed with the Securities and Exchange Commission (the “SEC”) on May 3, 2019, in HSAC’s quarterly reports on Form 10-Q filed with the SEC subsequent thereto and in the proxy statement on Schedule 14A that will be filed with the SEC by HSAC in connection with the proposed business combination, and other documents that the parties may file or furnish with the SEC, which you are encouraged to read. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements relate only to the date they were made, and HSAC, Immunovant, and their subsidiaries undertake no obligation to update forward-looking statements to reflect events or circumstances after the date they were made except as required by law or applicable regulation.

Disclaimer

This communication shall neither constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Participants in Solicitation

HSAC, Immunovant, and their respective directors, executive officers and employees and other persons may be deemed to be participants in the solicitation of proxies from the holders of HSAC common stock in respect of the proposed transaction. Information about HSAC’s directors and executive officers and their ownership of HSAC’s common stock is set forth in HSAC’s Registration Statement filed on Form S-1 filed with the SEC on May 3, 2019, as modified or supplemented by any Form 3 or Form 4 filed with the SEC since the date of such filing. Other information regarding the interests of the participants in the proxy solicitation will be included in the proxy statement pertaining to the proposed transaction when it becomes available. These documents can be obtained free of charge from the sources indicated below.

Additional Information and Where to Find It

In connection with the transaction described herein, HSAC has filed and will file relevant materials with the SEC, including a proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, HSAC will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the transaction. Investors and security holders of HSAC are urged to read these materials (including any amendments or supplements thereto) and any other relevant documents in connection with the transaction that HSAC will file with the SEC when they become available because they will contain important information about HSAC, Immunovant and the transaction. The preliminary proxy statement, the definitive proxy statement and other relevant materials in connection with the transaction (when they become available), and any other documents filed by HSAC with the SEC, may be obtained free of charge at the SEC’s website (www.sec.gov) or by writing to HSAC at 412 West 15th Street, Floor 9. New York, NY 10011.

Contacts:

Sandeep Kulkarni, M.D.

Chief Operating Officer

Immunovant, Inc.

info@immunovant.com

Stephanie A. Sirota

Vice President of Corporate Strategy and Corporate Communications

Health Sciences Acquisitions Corporation

hsac@rtwfunds.com